EXHIBIT 4.10

                                 August 5, 2003

William D. Forrest
Cosi, Inc.
242 West 36th Street
New York, NY 10018

Ladies and Gentlemen:

      Reference is made to the funding letters, dated as of March 31, 2003, from each of Eric J. Gleacher ("Gleacher"), Charles G. Phillips ("Phillips") and ZAM Holdings, L.P. ("ZAM Holdings" and, collectively with Gleacher and Phillips, the "Funding Parties") to Cosi, Inc. (the "Company") pursuant to which the Funding Parties individually agreed, subject to certain conditions, to provide funding to the Company (the "Funding Letters").

      The Funding Parties and the Company now desire to specify further the terms, conditions, rights and obligations of the Funding Parties and the Company with respect to any funding to be provided to the Company by the Funding Parties, as follows:

      1. The Company and each Funding Party (severally, and not jointly) agree that, if:

      (i) the rights offering referenced in the Funding Letters (the "Rights Offering") is, and remains, abandoned through December 1, 2003;

      (ii) the stockholders of the Company do not approve at the Company's next stockholders meeting each of (a) the conversion feature of the Company's senior secured promissory note, dated as of March 31, 2003, for the benefit of First Republic Bank and its potential assignees (including, without limitation, Gleacher, Phillips and Ziff Investors Partnership, L.P. II) (the "First Republic Note"); (b) the conversion feature of the Company's senior secured convertible promissory notes, in the aggregate amount of $1.5 million, for the benefit of ZAM Holdings, Gleacher and Phillips ("Bridge Notes"); (c) the Investment Agreement, among the Company, the Funding Parties and LJCB Nominees Pty. Ltd. ("LJCB"), dated as of August 5, 2003 (the "Investment Agreement") and (d) the consummation and terms of the Rights Offering;

      (iii) as a result, inter alia, of the events described in clauses (i) and
(ii) above, the Funding Parties do not provide the funding contemplated by the Investment Agreement; and

      (iv) the Company satisfies certain financial conditions set forth in Exhibit A attached hereto and so certifies to the satisfaction of such Funding Party,
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then such Funding Party shall provide funding to the Company (the "Funding") by purchasing from the Company a senior secured promissory note in the principal amount of (1) for ZAM Holdings, $1,938,480, (2) for Gleacher, $757,605 and (3) for Phillips, $303,915.

      2. The Funding referred to in paragraph 1 above shall be provided on terms that are mutually agreeable to each Funding Party, on the one hand, and the Company, on the other hand, and on terms that are reasonable for transactions of this type taking into consideration, among other factors, the market capitalization, condition (financial and otherwise) and prospects of the Company, provided, however, that the maturity date of the senior secured promissory notes issued pursuant to the Funding shall be January 15, 2005.

      3. If the Funding is provided pursuant to the terms of this Letter Agreement, then the Funding shall supersede any obligations of the Funding Parties described in the Funding Letters, the Rights Offering Term Sheet attached to the Funding Letters or the Investment Agreement, and all such obligations shall be deemed terminated and of no further force or effect. Notwithstanding the foregoing, any obligations of the Funding Parties with respect to (i) the First Republic Note and (ii) the Bridge Notes shall remain in full force and effect.

      This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts, when taken together, shall be considered one and the same agreement.

      If the foregoing correctly sets forth our understanding as to the matters covered hereby, please execute and return to the undersigned the enclosed copy of this letter.

                                        Very truly yours,


                                        /s/ Eric J. Gleacher
                                        ----------------------------------------
                                        Eric J. Gleacher


                                        /s/ Charles G. Phillips
                                        ----------------------------------------
                                        Charles G. Phillips


                                        ZAM HOLDINGS, L.P.,
                                        by PBK HOLDINGS, INC.,
                                        its General Partner


                                        By: /s/ Fred Fogel
                                            ------------------------------------
                                            Name:  Fred Fogel
                                            Title: VP


                                        Acknowledged and Agreed to by:

                                        COSI, INC.


                                        By: /s/ William D. Forrest
                                            ------------------------------------
                                            Name:  William D. Forrest
                                            Title: Executive Chairman